EXHIBIT 99.1

Front Range Capital Corporation Reports Net Income of $685,000 for the First Quarter 2004 and Restatement of 2003 and 2002 Financial Statements for Adjustment in Accounting for Deferred Compensation Agreements

PRESS RELEASE Contact: Alice Voss, Chief Financial Officer

FOR IMMEDIATE RELEASE (303) 926-0300

Louisville, CO – June 24, 2004. Front Range Capital Corporation (AMEX: FNG.Pr), the parent company of Heritage Bank (the “Bank”), today reports total assets of $390,912,000, total loans of $287,927,000 and total deposits of $318,160,000 at March 31, 2004. Net income for the first quarter of 2004 was $685,000 and earnings per common share were $0.34, reflecting an increase of 37% from net income of $429,000 and earnings per common share of $0.23 for the first quarter of 2003.

The Company also announced that it is restating the Company’s consolidated financial statements for the years ended December 31, 2003 and 2002, to reflect an adjustment in the accounting treatment for certain components of the Company’s two deferred compensation agreements. The Company previously announced on May 25, 2004 that it was delaying the release of its first quarter operating results while the Company’s Audit Committee, management and independent accountants completed their review of the Company’s previously adopted accounting treatment for the Bank’s Executive Retirement Plan adopted in 1995 and the Bank’s Indexed Salary Continuation Plan adopted in 1998 (together, the “Plans”).

The Company reviewed its previously adopted accounting treatment for the Plans in light of an Interagency Advisory released jointly by federal bank regulatory agencies regarding the accounting treatment for certain deferred compensation agreements. The agencies’ approach has resulted in some restatements of financial statements among banks with deferred compensation agreements. The Company’s Audit Committee, management and independent accountants reviewed the Plans and determined that restatement of its consolidated financial statements for 2003 and 2002 was appropriate. Previously, the liability recorded by the Company for the Plans did not consider a portion of the obligation which continues until the employee’s death and certain vesting provisions.

The Company accrued an additional deferred compensation liability relating to the Plans which had the effect of decreasing shareholders’ equity by $613,000 as of December 31, 2003. There was no effect on net income for 2003 (or any of the periods therein) and the effect on net income in 2002 was a reduction of $215,000 before tax and $135,000 after tax. The remaining amounts of $758,000 before tax and $478,000 after tax effect periods prior to 2002. The following table summarizes the significant effects of the accounting restatements to prior reporting periods:

	As of and for the year ended December 31,
	2003	2002
	(in thousands, except per share amounts)
Net income:
As previously reported	$776,000	$1,440,000
Adjustment for Plans	$0	$(135,000)
As restated	$776,000	$1,305,000
Earnings per common share:
As previously reported	$0.36	$0.79
Adjustment for Plans	$0	$(0.08)
As restated	$0.36	$0.71
Shareholders equity:
As previously reported	$23,785,000	$20,649,000
Adjustment for Plans	$(613,000)	$(613,000)
As restated	$23,172,000	$20,036,000

The Company’s current “well-capitalized” status with federal and state banking authorities has not been affected by these adjustments.

The Company will file with the Securities and Exchange Commission today its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and will file by the end of June its Annual Report on Form 10-KSB/A for the year ended December 31, 2003 to restate its consolidated financial statements. These filings will reflect corrections to the Company’s consolidated financial statements in the accounting for the Plans.

In addition to the historical information contained herein, this press release could contain certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially from those suggested by such forward-looking statements.

Front Range Capital Corporation and Heritage Bank are headquartered in Louisville, Colorado, southeast of Boulder along the Denver-Boulder business corridor. Heritage Bank has 12 full-service branches in the Denver-Boulder metropolitan area and plans to open one new branch in 2004 and one new branch in 2005. The Bank also offers investment services through its investment division, Heritage Investments, and mortgage loans through its mortgage division, Heritage Bank Mortgage Division. Along with its subsidiary business trust, Front Range Capital Trust I (the “Trust”), the Company registered with the SEC the Trust’s 11% Cumulative Preferred Securities which are guaranteed by the Company. The Trust Preferred Securities are listed on the American Stock Exchange. The Company’s common and preferred stock are not publicly traded or registered with the SEC.